Exhibit 10.21

                                LICENSE AGREEMENT
                              (Coates Trust to CIL)

      This License Agreement (the "Agreement") is made as of October 23, 2006 between Coates Trust, a trust formed under the laws of the Commonwealth of the Bahamas, having an address at Katherina Court 101, East Hill Place, Market Street, North, Nassau, the Bahamas ("Coates Trust") and Coates International, Ltd., a Delaware corporation ("CIL"). This Agreement shall become effective as of the Effective Date, as defined in CIL License Agreement referred to herein. Terms not defined herein shall have the meanings assigned to them in CIL License Agreement.

                                    Recitals:

      1. CIL is a party to a License Agreement dated October 23, 2006 with George Coates and Gregory Coates. (the "CIL License Agreement"). The CIL License Agreement is attached hereto as Exhibit A and shall be considered an integral part hereof.

      2. CIL License Agreement contemplates the license to CIL of certain intellectual property rights that are owned by Coates Trust. 3. Coates Trust will benefit from the grant of such additional licenses.

      NOW THEREFORE, for this and other valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Definitions.

      (a)   Definitions.

      "Affiliate" shall mean any corporation or other business entity controlled by CIL. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

      "Patent Rights" shall mean:

      i. all U. S. and international patents and patent applications currently owned by the Coates Trust or as to which it has the right to grant a license to CIL;

      ii. any additional U.S. and international patents and patent applications to the extent the claims are directed to subject matter described in a patent or patent application referred to in subparagraph (i); and

      iii. any U.S. and international patents resulting from reissues, reexaminations, substitutes or extensions (and their relevant international equivalents) of the patents described in (i) and (ii).

      "Product" shall mean any CSRV Engine which, absent the license granted hereby, would infringe an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Product is made, used or sold. For the avoidance of doubt, Product shall not include any CSRV Engine that CIL is able to make, use or sell under the intellectual property rights licensed to it by George Coates and Gregory Coates under CIL License without the benefit of the license granted by Coates Trust in this Agreement.

      "Sublicensee" shall mean any third party to whom CIL has granted a license to make, have made, use, offer to sell, import and/or sell the Product under the Patent Rights, provided said third party has agreed in writing with CIL to accept the conditions and restrictions agreed to by CIL in this Agreement.

      2. Grant. Coates Trust agrees that to the extent any of the Licensed Intellectual Property Rights or Additional Intellectual Property Rights or any other intellectual property rights licensed or purported to be licensed CIL under the CIL License Agreement are owned or under the control of the Coates Trust, Coates Trust hereby grants to CIL a royalty-bearing, perpetual and irrevocable license in the Territory, with the right to sublicense, under the Patent Rights, the Licensed Intellectual Property Rights and the Additional Licensed Intellectual Property and such other intellectual property rights, solely in the Field of Use, to develop, make, have made, use, sell, offer to sell, lease and import products and to develop and perform processes that use any of the Patent Rights, the Licensed Intellectual Property and Additional Licensed Intellectual Property Rights and such other intellectual property rights. This license is subject to the same restrictions and exclusivity/non-exclusivity provisions as those contained in the CIL License Agreement, and Coates Trust and CIL will perform all of the covenants of the Licensors and Licensee under the CIL License Agreement to the extent necessary. Coates Trust will not grant any licenses or sell any intellectual property rights that would be inconsistent with the CIL License or the grants and other obligations of Coates Trust hereunder.

      3. Royalties.

      (a) With respect to each Product sold or leased by CIL, its Affiliates and its Sublicensees to third parties, CIL shall pay to the Coates Trust a running royalty of $100 per Product. All payments shall be made hereunder in U.S. dollars; royalties on sales other than in U.S. dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of CIL's quarter for which royalties are being calculated as published the following day in the Wall Street Journal, and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

      (b) Fifty percent (50%) of all Non-Royalty Sublicense Income, as defined below ("NRSI"), received by CIL shall be shared with Coates Trust. For this purpose, "NRSI" means sublicense issue fees, sublicense maintenance fees, sublicense milestone payments and similar non-royalty payments made by Sublicensees (other than Affiliates) to CIL that are attributable to sublicenses granted of the Patent Rights of Coates Trust licensed to CIL pursuant to this Agreement. For the avoidance of doubt, if CIL sublicenses any rights under the CIL License Agreement (which includes the western hemisphere) alone and not rights acquired from Coates Trust pursuant to this Agreement, Coates Trust shall have no right to share in NRSI with respect thereto.

      4. Provisions Incorporated by Reference. Unless the context clearly requires otherwise, the provisons of Sections 5 through 15 of the CIL License are incorporated herein by reference. The term of this Agreement is meant to be co-terminous with the term of the CIL License Agreement, and is meant to be interpreted consistently therewith.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date (as defined in the CIL License Agreement).


COATES INTERNATIONAL LTD.               COATES TRUST


By:                                     By:
    ---------------------------            ---------------------------
Name:                                   Name:
Title:                                  Title: